Exhibit 4.1

SAFE AND GREEN DEVELOPMENT CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Nicolai Brune, does hereby certify that:

1.	He is the Chief Financial Officer of Safe and Green Development Corporation, a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 5,000,000 shares of preferred stock, none of which have been issued.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time-to-time in one or more series;

WHEREAS, the Board of Directors is authorized by resolution to provide for the issuance of preferred stock in one or more series, and to establish from time-to-time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,500,000 shares of the preferred stock, which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated “Series A Convertible Preferred Stock” and does hereby fix and determine the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

1. Designation and Number. The shares of such series shall be designated as the Series A Convertible Preferred Stock with par value $0.001 per share (the “Series A Convertible Preferred Stock”). The number of authorized shares initially constituting the Series A Convertible Preferred Stock shall be One Million Five Hundred Thousand (1,500,000). The Series A Convertible Preferred Stock shall have a stated value equal to $4.00 per share (”Stated Value”).

2. Rank. The Series A Convertible Preferred Stock shall rank pari passu with the Common Stock with respect to payment of dividends and the consummation of any redemption.

3. Dividends. The holders of the Series A Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions payable with respect to their shares.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. Payments to Holders of Series A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Convertible Preferred Stock shall be entitled to be paid, with respect to each share of Series A Convertible Preferred Stock then outstanding held by the holder, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash per share of Series A Convertible Preferred Stock equal to the Stated Value (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Value”). After payment of the Liquidation Value as set forth above, the shares of Series A Convertible Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series A Convertible Preferred Stock.

5. Voting. Except as otherwise required by law, the Series A Convertible Preferred Stock shall have no voting rights; provided, however, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend this Certificate of Designation.

6. Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to, and following, the approval by the Corporation’s stockholders of the issuance of Corporation’s Common Stock upon the conversion of the Series A Convertible Preferred Stock, each share of Series A Convertible Preferred Stock shall thereafter be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into six (6) fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Holders of Series A Convertible Preferred Stock shall effect conversions by providing the Corporation with a written notice of conversion in the form of Annex A hereto (a “Notice of Conversion”) on the Trading Day on which such holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series A Convertible Preferred Stock to be converted, the applicable Conversion Ratio and the number of shares of Common Stock to be issued. The shares of Common Stock shall be deemed to have been issued, and the holder or any other Person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series A Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series A Convertible Preferred Stock to the Corporation unless all of the shares of Series A Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series A Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series A Convertible Preferred Stock represented by a certificate held by the holder will have the effect of lowering the outstanding number of Series A Convertible Preferred Stock held by such holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series A Convertible Preferred Stock were issued; provided, however, that in such cases the holder may request that the Corporation deliver to the holder a certificate representing such non-converted shares of Series A Convertible Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the holder to submit a further Notice of Conversion with respect to such Series A Convertible Preferred Stock and, in any such case, the holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion.

(ii) Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder the number of shares of Common Stock being acquired upon the conversion of the Series A Convertible Preferred Stock. If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the shares of Common Stock issued to such holder pursuant to the rescinded Notice of Conversion.

(iii) The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, free from preemptive rights, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.

(iv) All shares of Series A Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock so converted shall be retired and canceled and return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Original Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Ratio in effect immediately before that subdivision shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of Series A Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time on or after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Ratio in effect immediately before the combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time on or after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Ratio in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio then in effect by a fraction.

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend shall not be fully paid or if such distribution shall not be fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Ratio shall be adjusted pursuant to this Section 6(e) as of the time of actual payment of such dividends or distributions; provided further, however, that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Series A Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustment for Reclassification, Exchange or Substitution. If, at any time on or after the Original Issue Date, the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), the holders of the Series A Convertible Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by holders of the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

(g) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation at any time on or after the Original Issue Date other than a transaction covered by paragraphs (d),(e) or (f) of this Section 6 (each, a “Transaction”), then following such Transaction, each share of Series A Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share immediately prior to such Transaction would have been entitled upon consummation of such Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(g) with respect to the rights and interest thereafter of the holders of Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 6(g) (including provisions with respect to changes in and other adjustments of the Conversion Ratio applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of the Series A Convertible Preferred Stock. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving party, if other than the Corporation, shall agree to assume the obligation to deliver to the holders of Series A Convertible Preferred Stock such shares of stock or other securities or property to which, in accordance with the foregoing provisions, such holders are entitled.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Ratio then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Convertible Preferred Stock.

7. Redemption. Shares of Series A Convertible Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof. Redeemed shares of Series A Convertible Preferred Stock shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

8. Impairment. The Corporation shall not amend the Certificate of Incorporation or bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may he reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against dilution or other impairment, as set forth herein.

9. Definitions. The following terms shall have the following respective meanings:

“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation in effect on the date hereof.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

 “Original Issue Date” means the date of the first issuance of any shares of the Series A Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series A Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Convertible Preferred Stock.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability Corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Trading Day” means any day on which the Common Stock is listed or quoted and traded on its primary Trading Market.

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American, or any market of the OTC Markets, Inc. (or any successors to any of the foregoing).

10. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the holders of Series A Convertible Preferred Stock hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or email attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 100 Biscayne Blvd, Suite 1201, Miami FL 33132 33132, Attention: Nicolai Brune, Chief Financial Officer, email address nbrune@sgdevco.com, or such other email address or address as the Corporation may specify for such purposes by notice to such holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each holder at the email address or address of such holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Series A Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Converted Preferred Stock. If any shares of Series A Convertible Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares may not be reissued and shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of preferred stock.

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Authorized Officer Signature Appears on the Following Page

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 2nd day of June, 2025.

/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer